Exhibit 10.45

RESOLUTIONS OF THE ARMSTRONG FLOORING, INC.
RETIREMENT COMMITTEE
RE: AMENDMENT OF THE ARMSTRONG FLOORING, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS , Armstrong Flooring, Inc. ("Armstrong") maintains the Armstrong Flooring, Inc. Nonqualified Deferred Compensation Plan (the "Plan"), for the benefit of its eligible employees; and

WHEREAS, the Plan is administered by the the Retirement Committee of the Company (the "Administrator"); and

WHEREAS, Pursuant to Plan Section 8.1, the Administrator may amend the Plan at any time (but no amendment may divest a Participant of amounts or earnings previously credited to the participant's Account); and

WHEREAS, the Administrator has determined to amend the Plan to indefinitely suspend Matching Credits under Plan Section 4.1.

NOW, THEREFORE, BE IT RESOLVED, Plan Section 4.1, Matching Credits, is hereby amended, effective January 1, 2022, as follows (insertions bold-underline):

Matching Credits: For each pay period that the employee Participant makes Salary Deferrals and/or Bonus Deferrals, the Company shall make Matching Credits on behalf of each Participant eligible for Matching Credits in an amount equal to I 00% of the first 4% and 50% of the next 4% of the Participant's Salary Deferrals and Bonus Deferrals for such pay period. Such Matching Credits shall be fully vested at the same time as the Participant's matching contributions under the Qualified Plan.
Effective pay periods beginning on and after January 1 , 2022, the Company shall no longer make Matching Credits for any Participant Salary Deferral and/or Bonus Deferrals.

RESOLVED FURTHER, that the proper officers of Armstrong and members of the Committee be, and they hereby are, authorized and directed to do any acts, and to execute any and all documents, necessary to effect the intent of the foregoing resolutions.

Filed with the President this 301h day of November, 2021.

ARMSTRONG FLOORING , INC.

By: /s/ John C. Bassett
John C. Bassett, Sr VP & Chief Human Resources Officer